Subject to Completion Preliminary Term Sheet dated November 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202354 (To Prospectus dated May 1, 2015, Prospectus Supplement dated May 4, 2015 and Product Supplement STOCK SUN-1 dated November 3, 2015)
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2015 November , 2015 November , 2018
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks
■
Maturity of approximately three years, if not called prior to maturity
■
The Basket will be comprised of Barracuda Networks, Inc., FireEye, Inc., and Fortinet, Inc. (the "Basket Stocks")
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Automatic call of the notes per unit at $10 plus the applicable Call Premium ($1.45 on the first Observation Date and $2.90 on the second Observation Date) if the Basket is flat or increases above 100% of the Starting Value on the relevant Observation Date
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The Observation Dates will occur approximately one year and two years after the pricing date
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If the notes are not called, at maturity:
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a return of [40% to 46%] if the Basket is flat or increases up to the Step Up Value
■
a return equal to the percentage increase in the Basket if the Basket increases above the Step Up Value
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1-to-1 downside exposure to decreases in the Basket beyond a 10% decline, with up to 90% of your principal at risk
■
All payments are subject to the credit risk of Bank of America Corporation
■
No periodic interest payments
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK SUN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.40 and $9.70 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)
For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
November     , 2015

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Summary
The Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November     , 2018 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the basket of three cybersecurity stocks described below (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Basket is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the value of the Basket above the Starting Value. If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket will be comprised of Barracuda Networks, Inc., FireEye, Inc., and Fortinet, Inc. (the "Basket Stocks"). Each Basket Stock will be given an approximately equal weight.
The economic terms of the notes (including the Step Up Value and the Step Up Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes
Issuer:	Bank of America Corporation (“BAC”)	Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-19 of product supplement STOCK SUN-1.

Principal Amount:	$10.00 per unit	Call Premiums:
$1.45 per unit if called on December  , 2016 (which represents a return of 14.50% over the principal amount), and $2.90 per unit if called on November  , 2017 (which represents a return of 29.00% over the principal amount).

Term:	Approximately three years, if not called	Ending Value:
The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement STOCK SUN-1.

Market Measure:
An approximately equally weighted basket of three cybersecurity stocks comprised of Barracuda Networks, Inc. (NYSE symbol: "CUDA"), FireEye, Inc. (NASDAQ symbol: "FEYE"), and Fortinet, Inc. (NASDAQ symbol: "FTNT") (each, a “Basket Stock”).
		Step Up Value:	[140% to 146%] of the Starting Value. The actual Step Up Value will be determined on the pricing date.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.	Step Up Payment:	[$4.00 to $4.60] per unit, which represents a return of [40% to 46%] over the principal amount. The actual Step Up Payment will be determined on the pricing date.
Observation Level:	The value of the Basket on the applicable Observation Date, which will be determined as described in "The Basket" section below.	Threshold Value:	The Threshold Value will be set to 90.00 on the pricing date.
Observation Dates:	December , 2016 and November , 2017, subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement STOCK SUN-1.	Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-22 of product supplement STOCK SUN-1.
		Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date.
Call Level:	100% of the Starting Value	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Call Amounts (per Unit):	$11.45 if called on December , 2016 and $12.90 if called on November , 2017.	Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Determining Payment on the Notes
Automatic Call Provision
The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.
Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Is the Ending Value equal to or greater than the Starting Value?
Yes
Is the Ending Value greater than the Step Up Value?
Yes
You will receive per unit:
$\$10 + \left[\$10 \times \left(\frac{\text{Ending Value} - \text{Starting Value}}{\text{Starting Value}}\right)\right]$
No
You will receive per unit:
$10 + Step Up Payment
No
Is the Ending Value equal to or greater than the Threshold Value?
Yes
You will receive $10 per unit.
No
You will receive per unit:
$\$10 - \left[\$10 \times \left(\frac{\text{Threshold Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$

In this case, you will receive a payment that is less, and possibly significantly less, than the principal amount per unit.

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK SUN-1 dated November 3, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312515364128/d881612d424b5.htm
■	Series L MTN prospectus supplement dated May 4, 2015 and prospectus dated May 1, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312515167979/d865347d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK SUN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You are willing to receive a return on your investment capped at the return represented by the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.
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You anticipate that the notes will be automatically called or the value of the Basket will increase from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the notes are not automatically called and the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the Basket Stocks.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■
You want to hold your notes for the full term.
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You believe that the notes will not be automatically called and the value of the Basket will decrease from the Starting Value to the Ending Value.
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You seek 100% principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the Basket Stocks.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Hypothetical Payout Profile and Examples of
Payments at Maturity
The below graph is based on hypothetical numbers and values. These hypothetical values show a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.
Market-Linked Step Up Notes
This graph reflects the returns on the notes based on the Threshold Value of 90% of the Starting Value, a Step Up Payment of $4.30 per unit (the midpoint of the Step Up Payment range of [$4.00 to $4.60]) and a Step Up Value of 143% of the Starting Value (the midpoint of the Step Up Value range of [140% to 146%]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 90, a Step Up Value of 143, a Step Up Payment of $4.30 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Step Up Value, Step Up Payment, Ending Value, whether the notes are called on an Observation Date, and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.
For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Observation Levels and the Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$14.30(3)	43.00%
102.00	2.00%	$14.30	43.00%
105.00	5.00%	$14.30	43.00%
110.00	10.00%	$14.30	43.00%
120.00	20.00%	$14.30	43.00%
130.00	30.00%	$14.30	43.00%
140.00	40.00%	$14.30	43.00%
143.00(4)	43.00%	$14.30	43.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
165.00	65.00%	$16.50	65.00%
(1)                The Threshold Value will be set to 90.00 on the pricing date.
(2)                The Starting Value will be set to 100.00 on the pricing date.
(3)                This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $4.30.
(4)                This is the hypothetical Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 80.00
Redemption Amount per unit
Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 95.00
Redemption Amount per unit = $10.00, the principal amount, since the Ending Value is less than the Starting Value, but is equal to or greater than the Threshold Value.
Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 143.00
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than or equal to the Step Up Value.
Example 4
The Ending Value is 165.00, or 165.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 143.00
Ending Value: 165.00
Redemption Amount per unit
Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement STOCK SUN-1, page S-5 of the Series L MTN prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■
If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.
■	Your investment return may be less than a comparable investment directly in the Basket Stocks.
■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Basket Stocks), and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■
The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

■	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
■	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
■	While we or our affiliates may from time to time own securities of the Underlying Companies, we do not control the Underlying Companies, and have not verified any disclosure made by them.
■
The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-22 of product supplement STOCK SUN-1.

■	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-33 of product supplement STOCK SUN-1.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Additional Risk Factors
The Basket Stocks are concentrated in one industry.  All of the Basket Stocks are issued by companies in the cybersecurity industry.  Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the cybersecurity industry, including those discussed below.  Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple industries. In addition, because the Basket Stocks are concentrated in one industry, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Basket Stocks.
Adverse conditions in the cybersecurity industry may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the cybersecurity industry. The profitability of these companies is largely dependent on, among other things, consumer demand for the companies’ products, continued innovation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the cybersecurity industry could affect the prices of the Basket Stocks. Any of these factors may have an adverse effect on the value of the notes.
Two Basket Stocks have limited historical information. Barracuda Networks, Inc. commenced trading on November 6, 2013 and FireEye, Inc. commenced trading on September 19, 2013. Because two of the three Basket Stocks have a limited trading history, your investment in the notes may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance.
Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below.  Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures" beginning on page PS-28 of product supplement STOCK SUN-1.
If November 2, 2015 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Barracuda Networks, Inc.	CUDA	33.33%	20.07	1.66068759	33.33
FireEye, Inc.	FEYE	33.34%	27.54	1.21060276	33.34
Fortinet, Inc.	FTNT	33.33%	34.77	0.95858499	33.33
				Starting Value	100.00
(1)
The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the Closing Market Prices of the Basket Stocks on November 2, 2015.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on November 2, 2015 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date and the calculation day by summing the products of (i) the Closing Market Price of each Basket Stock multiplied by its Price Multiplier on that day, and (ii) the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on a scheduled Observation Date or the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket" beginning on page PS-29 of product supplement STOCK SUN-1.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from November 7, 2013 through November 2, 2015.  The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of November 6, 2013, the day when Barracuda Networks, Inc. commenced trading, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the date that the relevant Basket Stock commenced trading through November 2, 2015.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Barracuda Networks, Inc.
Barracuda Networks, Inc. provides information technology services. The company offers content security, networking and application delivery, as well as data storage, protection and disaster recovery services. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “CUDA.” The company’s CIK number is 1348334.
2013	High ($)	Low ($)
Fourth Quarter (from November 6, 2013)	39.68	19.20
2014
First Quarter	41.84	30.62
Second Quarter	35.01	24.53
Third Quarter	34.56	24.07
Fourth Quarter	38.01	24.76
2015
First Quarter	40.39	33.13
Second Quarter	46.12	36.88
Third Quarter	39.54	15.58
Fourth Quarter (through November 2, 2015)	20.07	15.89
FireEye, Inc.
FireEye, Inc. provides malware protection systems and network threat prevention solutions. The company offers web, email and file security, as well as malware analysis. This Basket Stock trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “FEYE.” The company’s CIK number is 1370880.
2013	High ($)	Low ($)
Third Quarter (from September 19, 2013)	41.63	20.00
Fourth Quarter	43.69	33.60
2014
First Quarter	95.63	41.13
Second Quarter	64.37	26.47
Third Quarter	41.04	27.57
Fourth Quarter	34.25	25.76
2015
First Quarter	46.15	29.78
Second Quarter	54.23	38.14
Third Quarter	49.69	31.23
Fourth Quarter (through November 2, 2015)	33.06	26.15
Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Fortinet, Inc.
Fortinet, Inc. provides network security solutions. The company offers network security appliances and related software and subscription services. Its systems integrate a suite of security technologies, including firewall, VPN, antivirus, intrusion prevention, Web filtering, antispam and traffic shaping. This Basket Stock trades on NASDAQ under the symbol “FTNT.” The company’s CIK number is 1262039.
2009	High ($)	Low ($)
Fourth Quarter (from November 18, 2009)	9.18	8.28
2010
First Quarter	10.06	7.85
Second Quarter	9.32	7.51
Third Quarter	12.61	8.00
Fourth Quarter	16.73	12.04
2011
First Quarter	22.00	16.55
Second Quarter	27.29	18.94
Third Quarter	28.17	16.25
Fourth Quarter	25.76	16.53
2012
First Quarter	27.83	19.90
Second Quarter	28.44	20.41
Third Quarter	27.68	20.93
Fourth Quarter	24.80	17.81
2013
First Quarter	25.00	19.06
Second Quarter	22.98	16.53
Third Quarter	21.43	17.28
Fourth Quarter	21.98	16.76
2014
First Quarter	23.86	19.02
Second Quarter	25.13	20.36
Third Quarter	26.78	23.69
Fourth Quarter	31.31	23.44
2015
First Quarter	35.48	29.22
Second Quarter	43.74	33.72
Third Quarter	48.83	39.97
Fourth Quarter (through November 2, 2015)	44.19	33.82

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds” on page PS-16 of product supplement STOCK SUN-1.
Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to a Basket of Three Cybersecurity Stocks, due November , 2018
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Basket.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 99 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-33 of product supplement STOCK SUN-1.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
Autocallable Market-Linked Step Up Notes	TS-14